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                                                                      Exhibit 99

Pursuant to Rule 12b-23 under the Securities and Exchange Act, the text below from the Companys 2000 Annual Report on Form 10-K is filed as to matters incorporated by reference in Part II, Item 1 (Legal Proceedings).

The Company is subject to various federal, state and foreign laws and regulations which impose stringent requirements for the control and abatement of air and water pollutants and contaminants and the manufacture, transportation, storage, handling and disposal of hazardous substances, hazardous wastes, pollutants and contaminants.

In particular, under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and various other federal and state laws, a current or previous owner or operator of a facility may be liable for the removal or remediation of hazardous materials at the facility. Such laws typically impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous materials. In addition, pursuant to the Resource Conservation and Recovery Act ("RCRA") and state laws governing the generation, transportation, treatment, storage or disposal of solid and hazardous wastes, owners and operators of facilities may be liable for removal or remediation, or other corrective action at areas where hazardous materials have been released at a facility. The costs of removal, remediation or corrective action may be substantial, and the presence of hazardous materials in the environment at any of the Company's facilities, or the failure to abate such materials promptly or properly, may adversely affect the Company's ability to operate such facilities. CERCLA and analogous state laws also impose liability for investigative, removal and remedial costs on persons who dispose of or arrange for the disposal of hazardous substances at facilities owned or operated by third parties. Liability for investigative, removal and remedial costs under such laws is retroactive, strict, and joint and several.

The Clean Air Act and similar state laws govern the emission of pollutants into the atmosphere. The Federal Water Pollution Control Act and similar state laws govern the discharge of pollutants into the waters of the United States. RCRA and similar state laws govern the generation, transportation, treatment, storage, and disposal of solid and hazardous wastes. The Toxic Substances Control Act regulates the manufacture, processing, and distribution of chemical substances and mixtures, as well as the disposition of certain hazardous substances. In addition, certain state and federal laws govern the abatement, removal, and disposal of asbestos-containing materials and the maintenance of underground storage tanks and equipment which contains or is contaminated by polychlorinated biphenyls.

The costs of compliance with such laws and regulations promulgated thereunder may be substantial, and regulatory standards under such statutes tend to evolve towards more stringent requirements, which might, from time-to-time, make it uneconomic or impossible to continue operating a facility. Non-

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compliance with such requirements at any of the Company's facilities could result in substantial civil penalties or the inability of the Company to operate all or part of the facility.

Pursuant to Rule 12b-23 under the Securities and Exchange Act, the text below from the Companys 2000 Annual Report on Form 10-K is filed as to matters incorporated by reference in Note 2 to Part I, Item 1 (Notes to Consolidated Financial Statements).

During 2000 the Company completed the following disposition transactions:

On November 1, 2000, the Company completed the sale of its paper chemicals sizing and strength business to Bayer Corporation and the direct sales portion of its retention and drainage aids and fixative products business to Ciba Specialty Chemicals Water Treatments, Inc. The Company also agreed to produce paper chemicals for Bayer Corporation under a long-term manufacturing agreement to which the Company allocated proceeds of $11.2 which were recorded as deferred revenue. This deferred revenue will be recognized over the term of the manufacturing agreement. The Company received net cash proceeds of $115.5 in connection with these transactions and recorded in other income, net, a pre-tax gain of $88.3. Included in the sale were the sales, marketing, research and development and technical services personnel and the dedicated field and laboratory equipment associated with the respective businesses. The Company retained approximately $18.1 of Paper Chemicals accounts receivable and all of its Water and Industrial Process Chemicals production facilities. Paper Chemicals sales were $97.9, $106.4 and $111.8 in 2000, 1999 and 1998, respectively. Approximately $30.5 of taxes due on this divestiture will be paid in 2001.

On July 10, 2000, the Company completed the sale of two subsidiaries, which owned its 50% interest in Criterion Catalyst Company LP (Criterion), to its joint venture partner CRI International, Inc., a company of the Royal Dutch Shell Group, for cash consideration of $63.0. The consideration received approximated the carrying value of the Companys investment, which was included in investment in associated companies. The sale resulted in taxes paid of approximately $7.5.

Pursuant to Rule 12b-23 under the Securities and Exchange Act, the text below from the Companys 2000 Annual Report on Form 10-K is filed as to matters incorporated by reference in Note 2 to Part I, Item 1 (Notes to Consolidated Financial Statements).

Included in manufacturing cost of sales was a provision of $1.4, which the Company recorded against receivables due from the Avondale Ammonia Company. LaRoche Industries Inc. and LaRoche Fortier Inc., the Companys partner in Avondale Ammonia Company, filed for bankruptcy under Chapter 11 during May 2000. Although LaRoche Fortier Inc. rejected the Avondale Ammonia Company partnership agreement and related ammonia supply agreement effective September 1, 2000, it retains a 50% interest in the assets of the partnership. The manufacturing facility was idled in December 2000 and January 2001 due to excessively high natural gas costs. The facility was restarted in February 2001. When the facility is operating the Company acts as an agent and

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purchases from AvondaleAmmonia Company 100% of the plants output for external needs and sale to third parties.

Pursuant to Rule 12b-23 under the Securities and Exchange Act, the text below from the Companys 2000 Annual Report on Form 10-K is filed as to matters incorporated by reference in Note 5 to Part I, Item 1 (Notes to Consolidated Financial Statements).

Financial Instruments: Financial instruments reflected in the consolidated balance sheets include cash and cash equivalents, accounts receivable, certain other assets, short-term debt, accounts payable, long-term debt and certain other liabilities. Fair values are determined through a combination of management estimates and information obtained from independent third parties using the latest available market data.

The Company also uses derivative financial instruments in accordance with Company-established policies to manage exposure to fluctuations in interest rates, foreign exchange rates, certain raw material prices and in connection with the Companys stock repurchase program. Derivative financial instruments utilized by the Company include interest rate swaps, interest rate lock agreements, foreign currency exchange contracts, commodity contracts including forward contracts and other hedging arrangements (predominantly cash-settled swap transactions) and put options indexed to the Companys stock. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. Moreover, the Company enters into financial instrument transactions primarily with major financial institutions or highly-rated counterparties, thereby limiting exposure to credit- and performance-related risks.

The Company uses fixed and floating interest rate swap agreements to synthetically obtain lower cost borrowings and to alter its exposure to the impact of changing interest rates on the consolidated results of operations and future cash outflows for interest. The fair value of the swap agreements is not recognized in the financial statements. Interest rate differentials paid or received under the agreements are recorded as adjustments to interest expense.

Foreign exchange forward contracts are utilized by the Company to hedge accounts receivable, accounts payable and intercompany loans that are denominated in a currency other than the functional currency of the business. The Companys criteria to qualify for hedge accounting is that the instrument must relate to a foreign currency asset or liability whose terms have been identified, be in the same currency as the hedged item, have a maturity date that strongly correlates to the maturity date of the underlying transaction and reduce the risk of exchange movement on the Companys operations. The foreign exchange gains or losses and the offsetting losses or gains of the hedged transaction are marked to market and reflected in net earnings.

The Company selectively utilizes natural gas derivative contracts, including forward contracts, which are principally settled through actual delivery of the physical commodity, and other hedging arrangements (predominantly cash-settled swap

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transactions) to manage its exposure to price risk associated with the purchase of natural gas used primarily for utilities. The maturities of these contracts correlate highly to the actual purchases of the commodity and have the effect of securing predetermined prices that the Company pays for the underlying commodity. While these contracts are structured to limit the Companys exposure to increases in commodity prices, they can also limit the potential benefit the Company might have otherwise received from decreases in commodity prices. Realized gains and losses on these contracts are included in the cost of the commodity upon settlement of the contract with amounts paid or received on early termination deferred on the balance sheet until such time.

In connection with the Companys stock repurchase program, the Company selectively utilizes freestanding put option contracts that are indexed to the Companys stock. In lieu of purchasing the shares from the put option holders, the Company has the right to elect settlement by paying the holders of the put options the excess of the strike price over the then market price of the shares in either cash or additional shares of the Companys common stock (i.e., net cash or net share settlement). The put option contracts are initially measured at fair value and reported in Stockholders Equity. Subsequent changes in fair value are not recognized in the financial statements.

Pursuant to Rule 12b-23 under the Securities and Exchange Act, the text below from the Companys 2000 Annual Report on Form 10-K is filed as to matters incorporated by reference in Note 5 to Part I, Item 1 (Notes to Consolidated Financial Statements).

The carrying values of cash and cash equivalents, accounts receivable, accounts payable and certain other assets and liabilities included in the Companys Consolidated Balance Sheets approximated their fair values at December 31, 2000 and 1999. At December 31, 2000, $10.0 was available for short-term use under an uncommitted credit facility, and a U.S. dollar equivalent of approximately $14.8 was available under a foreign-currency-denominated overdraft facility. At December 31, 1999, an aggregate of $35.0 was available for short-term use under three uncommitted credit facilities, and a U.S. dollar equivalent of approximately $16.0 was available under a foreign-currency-denominated overdraft facility. There were no outstanding borrowings under these facilities at December 31, 2000 and 1999. The fair value of the Companys long-term debt was $303.1 at December 31, 2000, and $399.1 at December 31, 1999.

Commencing in September 1997 the Company entered into a series of rate lock agreements to hedge against the risk of an increase in treasury rates related to the Companys offering of $300.0 in long-term debt securities. The Company made payments aggregating approximately $11.2 to settle the rate lock agreements ($9.6 of which was paid during the first half of 1998 and the remainder in 1997), which are being amortized over the life of the 6.50% Notes, 6.75% Notes and 6.846% MandatOry Par Put Remarketed SecuritiesSM (MOPPRSSM) as an increase in interest expense of such Notes (see also Note 8).

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At December 31, 2000, the Company was a party to four interest rate swap agreements with an aggregate notional value of $80.0. Two of the swap agreements with maturity dates during 2001 have virtually offsetting terms. Another swap agreement effectively converts $20.0 of variable rate interest obligations to 6.25% fixed rate obligations. The maturity date of this swap agreement is November 1, 2001. The fourth interest rate swap agreement, which effectively converted $25.0 of the Companys 6.75% fixed rate borrowings due on March 15, 2008, to a floating rate, was terminated during January 2001. Under the terms of the termination agreement, the Company received approximately $0.5 in cash. The fair value of the interest rate swap agreements was approximately $(0.2) at December 31, 2000 and $(1.2) at December 31, 1999.

At December 31, 2000, the Company had net foreign exchange contracts to purchase an aggregate of $56.6 of Dutch guilders, German marks and British pounds and to sell an aggregate of $2.6 of French francs and Argentine pesos for U.S. dollars. The Company also had net contracts to sell Dutch guilders with a value equivalent to $22.2 for British pounds, contracts to purchase Dutch guilders with a value equivalent to $0.5 for other currencies, contracts to purchase Norwegian krone with a value equivalent to $2.6 for other European currencies and contracts to sell euros with a value equivalent to $1.4 for British pounds. At December 31, 1999, the Company had net foreign exchange contracts to purchase $6.5 of various currencies, primarily Dutch guilders and German marks, and to sell $5.8 of various currencies, primarily British pounds for U.S. dollars. The Company also had contracts to sell Dutch guilders with a value equivalent to $13.4 for British pounds and contracts to purchase Norwegian krone with a value equivalent to $4.3 for other European currencies. All contracts are for periods of six months or less. The fair value of foreign exchange contracts, based on exchange rates at December 31, 2000 and 1999, exceeded contract values by approximately $1.5 at December 31, 2000 and approximated the contract values at December 31, 1999.

At December 31, 2000, there were no natural gas derivatives contracts outstanding. At December 31, 1999, the Company had an aggregate of $2.8 in natural gas forward and cash-settled swap contracts outstanding. Based on year-end prices, the fair value of natural gas derivative contracts was $2.4 at December 31, 1999.

In connection with the Companys stock repurchase program (see Note 14), during the year ended December 31, 2000, the Company sold an aggregate of 400,000 put options to two institutional investors in a series of private placements exempt from registration under Section 4(2) of the Securities Act of 1933. The put options entitled the holders to sell an aggregate of 400,000 shares of the Companys common stock to the Company at exercise prices ranging from $23.083 to $24.553 per share. Prior to December 31, 2000, the put options expired unexercised. The Company received premiums of approximately $0.6 on the sale of such put options. In January 2001 the Company sold an additional 100,000 put options that expire in July 2001 and 100,000 put

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options that expire in August 2001 at exercise prices of $31.528 per share and
$31.347 per share, respectively. The Company has received premiums of approximately $0.5 on the sale of such put options.

Pursuant to Rule 12b-23 under the Securities and Exchange Act, the text below from the Companys 2000 Annual Report on Form 10-K is filed as to matters incorporated by reference in Part I, Item 3 (Quantitative and Qualitative Disclosures About Market Risk).

The following discussion provides forward-looking quantitative and qualitative information about the Companys potential exposures to market risk arising from changes in foreign currency exchange rates, commodity prices, interest rates and equity price changes. Actual results could differ materially from those projected in this forward-looking analysis.

Market risk represents the potential loss arising from adverse changes in the value of financial instruments. The risk of loss is assessed based on the likelihood of adverse changes in fair values, cash flows or future earnings.

In the ordinary course of business, the Company is exposed to various market risks, including fluctuations in foreign currency exchange rates, commodity prices and interest rates. To manage the exposure related to these risks, the Company may engage in various derivative transactions in accordance with Company-established policies. The Company does not hold or issue financial instruments for trading or speculative purposes. Moreover, the Company enters into financial instrument transactions primarily with major financial institutions or highly-rated counterparties, thereby limiting exposure to credit- and performance-related risks.

Foreign Exchange Rate Risk:

The risk of adverse exchange rate fluctuations is mitigated by the fact that there is no concentration of foreign currency exposure. In addition, the Company utilizes foreign exchange forward contracts to hedge accounts receivable, accounts payable, and intercompany loans denominated in a currency other than the functional currency of the business. The maturity dates of the foreign exchange contracts are less than six months and strongly correlate to the maturity date of the underlying transaction. The foreign exchange gains or losses and the offsetting losses or gains of the hedged transaction are marked to market and reflected in net earnings.

At December 31, 2000, the Company had net foreign exchange contracts to purchase an aggregate of $56.6 of Dutch guilders, German marks and British pounds and to sell an aggregate of $2.6 of French francs and Argentine pesos for U.S. dollars. The Company also had net contracts to sell Dutch guilders with a value equivalent to $22.2 for British pounds, contracts to purchase Dutch guilders with a value equivalent to $0.5 for other currencies, contracts to purchase Norwegian krone with a value equivalent to $2.6 for other European currencies and contracts to sell euros with a value equivalent to $1.4 for

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British pounds. The fair value of foreign exchange contracts, based on exchange rates at December 31, 2000, exceeded contract values by approximately $1.5. Assuming that year-end exchange rates between the underlying currencies of all outstanding foreign exchange contracts and the various hedged currencies were to adversely change by a hypothetical 10%, the change in the fair value of all outstanding contracts at year-end would be a decrease of approximately $6.0. However, since these contracts hedge foreign currency denominated transactions, any change in the fair value of the contracts would be offset by changes in the underlying value of the transaction being hedged.

Commodity Price Risk:

The Company selectively utilizes natural gas derivative contracts, including forward contracts, which are principally settled through actual delivery of the physical commodity and other hedging arrangements (predominantly cash-settled swap transactions) to manage its exposure to price risk associated with the production of ammonia and other building block chemical products. The maturity of these contracts correlates highly to the actual purchases of the commodity and has the effect of securing predetermined prices that the Company pays for the underlying commodity. While these contracts are structured to limit the Companys exposure to increases in commodity prices, they also limit the potential benefit the Company might have otherwise received from decreases in commodity prices. Realized gains and losses on these contracts are included in the cost of the commodity upon settlement of the contract with amounts paid or received on early termination deferred on the balance sheet until such time. At December 31, 2000, there were no natural gas derivative contracts outstanding.

Interest Rate Risk:

At December 31, 2000, the financial liabilities of the Company consisted primarily of fixed rate long-term debt, which had a carrying value of $311.2 and a fair value of approximately $303.1. Additionally, the Company was party to four interest rate swap agreements with an aggregate notional value of $80.0. Two of the swap agreements have virtually offsetting terms. Another swap agreement effectively converts $20.0 of variable rate interest obligations to 6.25% fixed rate obligations and has a maturity date of November 1, 2001. The fourth interest rate swap agreement, which effectively converted $25.0 of the Companys 6.75% fixed rate borrowings due on March 15, 2008, to a floating rate, was terminated during January 2001. Assuming other factors are held constant, interest rate changes generally affect the fair value of fixed rate debt but do not impact earnings or cash flows. Conversely, interest rate changes generally do not affect the fair value of variable rate debt but do impact the future earnings and cash flows. The net notional value of interest rate swap agreements subject to interest rate risk at December 31, 2000, was $5.0. Assuming a hypothetical increase of 1% in interest rates and all other variables were to remain constant, the net increase in interest expense would be immaterial and the fair market value of the fixed rate long-term debt would decrease $11.3.

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Equity Price Risk:

In connection with the Companys stock repurchase program, the Company selectively utilizes freestanding put option contracts that are indexed to the Companys stock. In lieu of purchasing the shares from the put option holders, the Company has the right to elect settlement by paying the holders of the put options the excess of the strike price over the then market price of the shares in either cash or additional shares of the Companys common stock (i.e., net cash or net share settlement). The put option contracts are initially measured at fair value and reported in Stockholders Equity. Subsequent changes in fair value are not recognized in the financial statements. At December 31, 2000, there were no put options outstanding.